Exhibit 3.6
FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
CHANGING WORLD TECHNOLOGIES, INC.
     Changing World Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
     1. The name of the Corporation is Changing World Technologies, Inc.
     2. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) on May 29, 1998. An Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on October 24, 2002. A Certificate of Ownership and Merger was filed with the Delaware Secretary of State on May 20, 2003. An amendment to the Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on September 16, 2004. A Second Amendment to the Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on February 22, 2006. A Third Amendment to the Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on December 15, 2008. A Fourth Amendment to the Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on January 13, 2009.
     3. This Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware ( as from time to time amended, the “DGCL”). Written consent of the stockholders has been given with respect to this Second Amended and Restated Certificate of Incorporation in accordance with Section 228 of the DGCL.
     4. This Second Amended and Restated Certificate of Incorporation shall become effective immediately upon its filing with the Secretary of State of the State of Delaware.
     5. This Second Amended and Restated Certificate of Incorporation amends, restates and integrates the Amended and Restated Certificate of Incorporation, as amended, to read in full as set forth below.
     FIRST: The name of the Corporation is: Changing World Technologies, Inc.
     SECOND: The address of the registered office of the Corporation in the State of Delaware is 15 East North Street, Kent County, Dover, Delaware. The name of its registered agent at such address is United Corporate Services, Inc.

     THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as from time to time amended (the “DGCL”).
     FOURTH: (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred and Fifty-Five Million (155,000,000) shares, consisting of (a) One Hundred and Fifty Million (150,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”) and (b) Five Million (5,000,00) shares of one or more series of Preferred Stock, par value $0.01 per share (“Preferred Stock”).
     (b) Except as otherwise provided by law, the shares of stock of the Corporation, regardless of class, may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.
     (c) Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors, provided that the aggregate number of shares issued and not canceled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Certificate of Incorporation. Each series of Preferred Stock shall be distinctly designated. The voting powers, if any, of each such series and the preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and the Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issue of a particular series of Preferred Stock, the voting powers, if any, of each such series and the designations, preferences and relative, participating, optional and other special rights of each such series and the qualifications, limitations and restrictions thereof to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware. Shares of Preferred Stock, regardless of series, that are converted into other securities or other consideration or otherwise acquired by the Corporation shall be retired and cancelled, and the Corporation shall take all such actions as are necessary to cause such shares to have the status of authorized but unissued shares of Preferred Stock, without designation as to series, and the Company shall have the right to reissue such shares.
     (d) Subject to the provisions of applicable law or of the Bylaws of the Corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation. Shares of capital stock of the Corporation shall not be entitled to cumulative voting.

     FIFTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, Bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors of the Corporation, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon. Election of directors need not be conducted by written ballot.
     SIXTH: (a) The number of directors of the Corporation shall be fixed from time to time exclusively by the Board of Directors pursuant to resolution adopted by a majority of the directors then in office; provided, however, that the number of directors shall not be less than three (3) nor more than fifteen (15).
     (b) Each directors shall hold office until such director’s successor is elected and qualified or until his or her earlier death, resignation or removal.
     (c) Any vacancies in the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors (and not by the stockholders), acting by the affirmative vote of a majority of the remaining directors, although less than a quorum, or by a sole remaining director. Any directors so chosen shall hold office until the next election of directors shall and until their successors shall be elected and shall qualify. No decrease in the number of directors shall shorten the term of any incumbent director.
     (d) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors at an annual or special meeting of stockholders, the election, terms of office, filling of vacancies, removal of directors and other features of the directorships shall be governed by the terms of this Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any class or series of Preferred Stock.
     (e) Advance notice of nominations for the election of directors, other than by the Board of Directors or a duly authorized committee thereof or any authorized officer of the Corporation to whom the Board of Directors or such committee shall have delegated such authority, and information concerning nominees, shall be given in the manner provided in the Bylaws of the Corporation.
     (f) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose, the notice for which states that the purpose or one of the purposes of the meeting is the removal of such director.

     Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of paragraph (d) of this Article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.
     SEVENTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article SEVENTH nor the adoption of any provision of the Certificate of Incorporation of the Corporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. If the DGCL is amended to further eliminate or limit the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the DGCL.
     EIGHTH. Any action required or permitted to be taken by the stockholders of the Corporation may only be effected at a duly called annual or special meeting of the stockholders of the Corporation, and may not be effected by the stockholders in writing in lieu of such a meeting, unless such action by written consent of stockholders is unanimously recommended by the directors of the Corporation then in office.
     NINTH. The Corporation shall not be governed by Section 203 of the DGCL (“Section 203”), and the restrictions contained in Section 203 shall not apply to the Corporation.
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     IN WITNESS WHEREOF, Changing World Technologies, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Chairman, President and Chief Executive Officer this ___th day of January, 2009.

By:
	Name:	Brian S. Appel
	Title:	Chairman and Chief Executive Officer